The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on July 31, 2014.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav RAIT Financial Trust — SVP & Managing Director of Corporate Communications

Scott Schaeffer RAIT Financial Trust — CEO

Jim Sebra RAIT Financial Trust — CFO & Treasurer

CONFERENCE CALL PARTICIPANTS

Jade Rahmani Keefe, Bruyette & Woods — Analyst

Richard Eckert MLV & Co. — Analyst

Jason Stewart Compass Point Research & Trading — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q2 2014 RAIT Financial Trust earnings conference call. My name is Allison and I will be your operator for today.

(Operator Instructions).

As a reminder this call is being recorded for replay purposes. I would now like to turn the call over to Mr. Andres Viroslav. Please proceed, sir.

Andres Viroslav - RAIT Financial Trust — SVP & Managing Director of Corporate Communications

Thank you, Allison, and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s second-quarter 2014 financial results. On the call with me today are Scott Schaeffer, Chief Executive Officer, and Jim Sebra, RAIT’s Chief Financial Officer.

This morning’s call is being webcast on our website at www.rait.com. There will be a replay of the call available via webcast on our website and telephonically beginning at approximately 1 PM Eastern time today. The dial in for the replay is 888-286-8010 with a confirmation code of 35898971.

Before I turn the call over to Scott I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations.

Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K available at RAIT’s website, www.rait.com, under Investor Relations. RAIT’s other SEC filings are also available through this link.

RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein except as may be required by law. Now I would like to turn the call over to RAIT’s Chief Executive Officer, Scott Schaeffer. Scott?

Scott Schaeffer - RAIT Financial Trust — CEO

Thanks, Andres. And thank you all for joining our call today.

RAIT is a multi-strategy commercial real estate company with a vertically integrated platform focused on lending, owning and managing commercial real estate related assets nationwide.

We are pleased to report another quarter of solid loan production with continued growth and stability in our portfolio of owned real estate. Our results this quarter, as compared to the second quarter of 2013, demonstrate the strength and depth of our commercial real estate platform and our ability to drive revenues materially higher. As usual, let’s start with some highlights:

Total revenues grew 25% to $73.3 million for the quarter.

Net interest margin from our loan portfolio increased 13% to $27.1 million.

Rental income from our property portfolio increased 41% to $39.2 million and

Net operating income increased 51% to $19.5 million.

Cash available for distribution, or CAD, increased 66% to $19.7 million.

During the second quarter loan production continued ramping up with $246.3 million of newly originated loans consisting of $112.8 million of bridge loans, $119.7 million of conduit loans and $13.8 million of mezzanine loans. This production was partially offset by $67 million of commercial loan repayments and $47 million of conduit loan sales during the quarter.

During the first half of the year we originated over $470 million of loans and as expected the originations were weighted towards floating weight bridge loans which create recurring quarterly interest receipts and more stability to our earnings.

In April we closed our second floating-rate securitization which provides match funded non-recourse financing to our on-balance sheet bridge loans. We are ramping additional bridge loans for our third floating-rate securitization which we expect to close towards the end of the third quarter or possibly early fourth quarter. In order to support the increase in investment activity we’ve added more personnel. We now have over 30 professionals dedicated to originating, underwriting and securitizing loans.

On to our portfolio of owned real estate. The portfolio continues to perform well. Rental income continues to climb through rental rate growth and property acquisitions in the multifamily portfolio. The apartment portfolio experienced year-over-year same-store average rent per unit growth of 4%. In addition, we are now seeing an uptick in leasing activity on our office and retail properties.

Our subsidiary, Independence Realty Trust, an apartment property equity REIT which we externally advise and consolidate, acquired two properties during the second quarter totaling 372 units for $41.8 million and now owns 5,342 apartment units. RAIT currently owns approximately 7.3 million shares representing 28% of IRT’s outstanding common stock.

As a result of the performance across our core businesses, RAIT’s Board announced our eighth consecutive quarterly common dividend increase to $0.18 per share, or approximately 75% of CAD for the second quarter of 2014.

And at this point I would like to turn the call over to Jim to go through the financial results in more detail. Jim?

Jim Sebra - RAIT Financial Trust — CFO & Treasurer

Thank you, Scott. For the second quarter, CAD was $0.24 per share, or $19.7 million. This was a 66% increase over the second quarter of 2013 where CAD was $11.9 million.

Compared to the second quarter of 2013, investment interest income was up $3.4 million due to increased loan production while investment interest expense was up $245,000 primarily due to increased warehouse lending for our floating-rate loans in the second quarter of 2014 offset by reduced hedging costs. This quarter our loan production was $246 million as compared to $171 million of loan production in the second quarter of 2013.

As we have discussed previously, the interest rate hedges in our RAIT I and RAIT II securitizations are continuing to burn off. Based on the current one month LIBOR curve, we expect to see $2 million of reduced hedging costs over the remaining portion of this year when compared to the 2013 run rate as hedges continue to expire according to their terms.

From a credit statistics perspective, our CRE non-accrual loans declined to $30 million and represent about $2.3 million — 2.3%, pardon me — of our loan portfolio at quarter end. Our current loan loss reserves are $15.3 million, or 51% of our non-accrual loans and we believe we are adequately reserved for any potential future losses.

Rental income increased by 41%, or $11.3 million in Q2 2014 as compared to Q2 last year. This increase is primarily the result of $10.6 million of rental income associated with 16 properties that we have acquired since June 30 of last year. Rental revenue increased $500,000 due to continued improvement in occupancy and rental rates across the remaining same-store properties.

Lastly, fee and other income increased approximately $100,000 this quarter as compared to second quarter last year. While CMBS profitability in our conduit loan sale business declined compared to last year, this decline was offset by $3 million of property management and leasing commissions associated with our retail property manager, Urban Retail, this quarter, or $5.9 million year to date.

With respect to some of the expenses, interest expense this quarter is up $3.2 million compared to the second quarter of last year due primarily to $1.9 million of interest associated with mortgage loans used to finance the properties we acquired since second quarter of last year and $1 million of interest associated with our $60 million, 7.625% senior notes that we issued in April of this year.

Property operating expenses this quarter increased by $4.8 million as compared to second quarter of last year. This increase is the result of the 16 properties we have acquired since June 30 of last year. The property operating expenses in our same-store portfolio was largely unchanged compared to second quarter last year. Overall, the net operating income of our real estate portfolio was $19.5 million this quarter, an increase of $6.6 million from Q2 of last year.

Combined compensation and administrative expenses remained flat at approximately 17% of total revenue this quarter as compared to the second quarter of last year.

We are reporting a GAAP net loss for second quarter of 2014 of $25.7 million, or $0.31 per share. The GAAP net loss was attributable to $25 million of continued negative changes in the fair value of our various financial instruments and a $7.7 million loss on the sale of an asset within the legacy Taberna securitizations. The primary driver of the negative change in the fair value of our financial instruments was an increase in the market price of the legacy Taberna securitization liabilities during 2014, the effect of which narrows the gap between our adjusted book value and GAAP book value. Please remember that the changes in the fair value of our financial instruments and the $7.7 million loss on the sale of the legacy Taberna securitization asset are non-cash. As such we believe that our presentation and discussion of CAD is more indicative of our financial performance.

With respect to our CRE CDOs, we continue to meet all of the over-collateralization tests. CRE CDO I reported an OC test of 127% above the required level of 116%. CRE CDO II reported an OC test of 120% above the required level of 112%. These OC test are relatively unchanged compared to year-end 2013.

As of quarter end we continue to maintain good liquidity and capital available for investment. We accessed the capital markets again this quarter through a $60 million debt offering of 7.625% senior notes and raised net proceeds of approximately $58 million. Additionally, Independence Realty Trust, our consolidated subsidiary, completed a recent 8 million common share offering and raised an additional $73 million of net proceeds. RAIT externally manages IRT and currently owns approximately 28% of our IRT’s outstanding common stock.

Scott, this concludes the financial report. Back to you.

Scott Schaeffer - RAIT Financial Trust — CEO

Thanks, Jim. Operator, at this time I think we would like to open up the call for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Jade Rahmani, KBW.

Jade Rahmani - Keefe, Bruyette & Woods — Analyst

Good morning and thanks for taking the questions. I think at last disclosure you indicated $93 million of loans closed with $240 million in the pipeline.

So based on this quarter’s originations I think that suggests about $87 million remained in the pipeline. Can you just discuss the status of those loans and the overall pipeline today and whether any have fallen through as well as if you have added to the pipeline?

Scott Schaeffer - RAIT Financial Trust — CEO

Sure. Yes, there were a number of loans that were scheduled to close by the end of June and just through timing and due diligence delays they have been pushed into the third quarter. The pipeline continues to grow.

I don’t believe as I sit here that we have lost any loans that we expected to be funding. It’s just timing and some get done before quarter end and some don’t.

Jade Rahmani - Keefe, Bruyette & Woods — Analyst

Okay. Based on the conduit loan sales and the net income you disclosed, I think the implied margin is 6%. Do think the outsized margin is attributable to the relatively modest volume of loan sales this quarter, or do you believe that conduit margins have recently increased?

Scott Schaeffer - RAIT Financial Trust — CEO

I think during the second quarter spreads on the cost of the liabilities compressed. So the loans that we had priced and funded became more profitable when we sold them. But of course the market is very competitive and I don’t believe that we will continue with a 6% profit on sale for the third quarter.

Jade Rahmani - Keefe, Bruyette & Woods — Analyst

Do you think that 2% to 3% is reasonable to assume, or are you running higher than that?

Scott Schaeffer - RAIT Financial Trust — CEO

I think 3.5% is a good gauge.

Jade Rahmani - Keefe, Bruyette & Woods — Analyst

Okay. And just lastly on the $7.7 million loss on the sale of the Taberna asset, can you confirm there is no actual economic impact to RAIT?

Scott Schaeffer - RAIT Financial Trust — CEO

Absolutely. This was a loan that is held in one of the Taberna securitizations that we consolidate, where the CDO is underwater. So if the loan had paid off in full it would not have benefited RAIT and the loan with the loss does not hurt RAIT. It was just a decision that we made as the collateral manager that it was a very long dated piece of paper that would not have been recovered for many many many years into the future. And we made a decision to sell it now and take the cash and reduce the CDO liabilities at this time.

Jade Rahmani - Keefe, Bruyette & Woods — Analyst

Thank you very much.

Operator

Richard Eckert, MLV.

Richard Eckert - MLV & Co. — Analyst

Okay. Thank you for taking my call. I have a quick question.

Despite the rather large increases in revenue quarter and year-to-date, operating income has declined for both those periodicities. And again that includes a fairly sizable increase in the NOI of the operating properties. Can you comment on that?

Jim Sebra - RAIT Financial Trust — CFO & Treasurer

The reason that you see kind of a flattening, if you will, or a slight reduction in operating income is because of the depreciation and amortization line item has been growing. It was $8.6 million in the second quarter of last year and it’s $13.4 million in the second quarter of this year.

Richard Eckert - MLV & Co. — Analyst

Okay. And that’s included in the net operating income calculation?

Jim Sebra - RAIT Financial Trust — CFO & Treasurer

Yes, that is included in the operating income line item of the financial statement.

Richard Eckert - MLV & Co. — Analyst

Okay. Thank you.

Operator

Jason Stewart, Compass Point.

Jason Stewart - Compass Point Research & Trading — Analyst

All right, thanks. Good morning.

On the $67 million of repayments can you give us just some idea of what portfolios those came out of specifically? I guess were any in the bridge lending business?

Scott Schaeffer - RAIT Financial Trust — CEO

Yes, but the majority of it were in the old legacy CDOs, CDO — RAIT CDO-1 and -2. $20 million of it was from our first floating rate securitization.

Jason Stewart - Compass Point Research & Trading — Analyst

And upon an early repayment because I think that would be well before the original term, do you receive any exit fees on that?

Scott Schaeffer - RAIT Financial Trust — CEO

Yes.The strategy is either exit fees or that we provide the permanent financing. And then we would waive the exit fee but presumably we are selling that at currently at a 3.5 point profit.

Jason Stewart - Compass Point Research & Trading — Analyst

Okay. And in this case would you care to let us know if you got the permanent financing, or if this was one where you just took the exit fee?

Scott Schaeffer - RAIT Financial Trust — CEO

We will get back to you. There was one that we did the permanent financing on, it might have been in the third quarter but it was relatively small. I think the $20 million in the second quarter we got paid our exit fee.

Jason Stewart - Compass Point Research & Trading — Analyst

Okay. Got it. And on the loans originated for the conduit but not sold, could you give us the balance that was carried over at June 30?

Jim Sebra - RAIT Financial Trust — CFO & Treasurer

I don’t have that number perfectly handy. Let me get it and get back to you.

Jason Stewart - Compass Point Research & Trading — Analyst

Okay, thanks, and then one more. When we are thinking about the securitization at the end of 3Q, perhaps early 4Q, is the sizing similar to the last securitization, or are you contemplating something larger?

Scott Schaeffer - RAIT Financial Trust — CEO

Something larger.

Jason Stewart - Compass Point Research & Trading — Analyst

Okay.

Scott Schaeffer - RAIT Financial Trust — CEO

I’ll tell you, at this point I expect it to be $250 million versus the $200 million, or $198 million or $199 million that was the second floating-rate deal was. This one we are looking to $250 million.

Jason Stewart - Compass Point Research & Trading — Analyst

And a similar structure would include some pre-funding potentially?

Scott Schaeffer - RAIT Financial Trust — CEO

No.

Jason Stewart - Compass Point Research & Trading — Analyst

No.

Scott Schaeffer - RAIT Financial Trust — CEO

And the second one didn’t have any pre-funding either. The first one did.

Jason Stewart - Compass Point Research & Trading — Analyst

Right, okay, got you. So $250 million. Okay, that’s perfect.

And then one last one, sorry, on the Urban and some of the retail repositioning that Urban is working on for you, any update on how that’s looking? It looks like the numbers have started to trend higher in terms of retail rent per square foot and occupancy. Is that due to the Urban engagement, which I think happened earlier this year?

Scott Schaeffer - RAIT Financial Trust — CEO

It did happen earlier this year but it hasn’t been that long. I’d like to think that some of it is due to the Urban involvement and we are seeing increased leasing activity or traffic, if you will, in most of our office and retail properties. I think the market just is generally getting a little bit better in those areas and we are going to benefit from that.

Jason Stewart - Compass Point Research & Trading — Analyst

Okay. Great. Thanks for taking the questions.

Operator

Thank you. I would now like to turn the call back over to Scott Schaeffer for closing remarks.

Scott Schaeffer - RAIT Financial Trust — CEO

Thank you and thanks everyone for joining us today. We continue executing on our growth strategy and look forward to sharing our progress with you next quarter. Thanks, everyone, and have a good day.

Operator

Thank you, ladies and gentlemen. Thank you for your participation in today’s conference.

This concludes the presentation. You may now disconnect and have a great day.